Exhibit 99.2

Duos Technologies Group

First Quarter 2026 Earnings Call

May 18, 2026

Presenters

Doug Recker, President
Leah Brown, CFO

Q&A Participants

Rafay Khalid - Ascendiant Capital Markets
Scott Buck - Titan Partners
Allen Klee - Maxim Group

Justin Taffer - Shay Capital
Nico Sacchetti - RBC

Richard Jackson [sp] - Strategic Assets
Nathan Frankovitz - Cantor Fitzgerald

Caroline Gangi [sp] - Aramas

Operator

Good morning. Welcome to Duos Technologies First Quarter 2026 Earnings Conference Call. Joining us for today's call are Duos' CEO, Doug Recker, and CFO, Leah Brown. Following their remarks, we'll open the call for your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now I'll turn the call over to Mr. Doug Recker. Sir, please proceed.

Doug Recker

Welcome, everyone, and thank you for joining us today. Earlier today, we issued our earnings press release, and at the end of last week, we filed our 10-Q for Q1 2026. Copies are available in the Investor Relations section of our website. I encourage all listeners to view press releases and our 10-Q filing to better understand some of the details we'll be discussing during this morning's call. At a high level, our first quarter results reflect the continued execution of our strategic transformation towards a data center-focused [inaudible] platform with our Duos Edge AI Technology Solutions division emerging as our primary growth drivers. As expected, results from the quarter reflected our in-progress transition away from the legacy rail operation and the planned wind down of the new APR asset management agreement, which was the primary driver for the revenue in the period. At the end of the same time, we remain on track to exceed our 50 million revenue target for this year, supported by our strategic partnership with Hydra Host and our growing pipeline of AI infrastructure deployments. Before I get into the exciting updates on our Duos Edge AI and Technology Solutions divisions, I'd like to first update you on our rail technology and Duos Energy subsidiaries. Since our last call, we've continued to make progress on the rail division divestiture. The company is currently going through a fairness opinion on the value of the rail division, and this process is expected to extend into the second quarter. As previously discussed, this was a thoughtful decision that will enable us to redeploy capital, reduce SG&A, and focus on higher growth opportunities. We will provide additional details as the progress moves forward.

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Turning to the Duos Energy Corporation. We saw a ramp down with reduced reliance on Duos services this quarter. As a reminder, in December of 2024, Duos entered into an asset management agreement with New APR Energy to help find new contracts to engineer, procure, construct, and operate fast power plants. This was pivotal for us to make our data center business transition that is currently underway. As we previously discussed, the AMA will conclude later this year, but we will retain 5% equity stake in the parent of APR Energy. In Q1, the company reported 1.55 million in revenue with a cost of goods sold of approximately 544,000. This was a step down from the previous period, and we expect it to continue to wind down in the coming quarters.

Now I'd like to discuss our data center strategy and our newer line of business, Duos Technology Solutions. As we build and deploy data centers at scale, controlling costs and optimizing procurement is critical given the capital-intense nature of this market. As a smaller buyer relative to hyperscalers and large colocation companies, we needed a more efficient way to procure equipment, which led to the creation of the Duos Technology Solutions. This division enables us to reduce procurement costs for our own deployments while creating a new asset-light revenue stream, serving enterprise, hyperscalers, and contractor customers. I am pleased to report that Duos Technology Solutions experienced traction throughout the first quarter. We successfully signed eight new large data center operators and increased our backlog to approximately 14 million, all of which is expected to ship and be invoiced in 2026. Our pipeline for the Technology Solutions is several orders of magnitude greater than the backlog as of today, giving us an additional confidence in our outlook, specifically in the revenue ramp for the second half of the year. This new line of business help low overhead as high scalable while also being supported by strong customer commitments. We expect the revenue generated by the Technology Solutions to not only replace the revenue from the new APR AMA but also provide better margins.

Now I want to shift our discussion to the core of our new data center focused organization, Duos Edge AI. The demand for edge computing and AI infrastructure continues to grow rapidly, and we believe Duos is well positioned to address this demand through our modular data center platform. Following our recent capital raises, including the 65 million in financing completed in March, we have significantly strengthened our balance sheet and are well capitalized to support near-term deployments and future growth. Our focus for the first half of 2026 is to continue executing our sales strategy to acquire new customers in our markets to fully utilize capacity of each EDC. During the quarter, we made significant progress across two key revenue streams, the GPU-as-a-Service and high-power colocation. Under our GPU-as-a-Service agreement with Hydra Host, we expect to deploy 2,304 NVIDIA GPUs across our edge data center platform. This contract represents approximately 176 million in total revenue over a 36-month term with total anticipated revenue of roughly 50 million, projected margins exceeding 80% and approximately 40 million in expected EBITDA.

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Importantly, in addition to the GPU-as-a-Service revenue, this partnership is expected to generate [inaudible] colocation revenue of approximately 25 million over the term, further enhancing the overall economics of the relationship. We have already received 15 million down payment with an additional 3 million deposit pending currently. We are actively executing on initial deployments. We continue to expect revenue from this agreement to begin ramping in the second half of the year. Separately, we were awarded a high-power colocation contract to deliver 4.8 megawatts of critical compute capacity to support a leading hyperscaler high-density GPU cluster. Together, these agreements represent a significant commercial inflection point, establishing two complementary high-margin revenue streams and validating our edge data center platform at scale. At the same time, we are also seeing increasing demand for high-density data center capacity driven by AI and advanced compute workloads with demand now measured in megawatts rather than kilowatts. These higher power capacity EDCs should provide much higher monthly recurring revenue for Duos. Duos currently has 10 megawatts contracted and an additional 15 megawatts planned for deployment in 2026, and we continue to expand our pipeline of edge data center opportunities to support growing demand for our AI training, inference, and high-performance computing workloads.

Geographically, we're expanding into multiple regions across the country including Maryland, Iowa, Georgia, and Texas as we position the platform to serve both enterprise and hyperscale customers. Within our existing EDCs, we have also begun hosting open houses for the surrounding communities as well as prospective customers to provide an opportunity to explore how edge data centers enable faster connectivity, localized computing power, and AI readiness. We've recently announced a few of these communities’ initiatives and expect to host several more over the coming months. Since announcing our recent contracts, we have seen strong inbound interest from hyperscalers, new cloud providers, and other large-scale compute customers. Supporting our growing backlog and pipeline, we are currently evaluating new power partnerships that will enable green solutions and faster deployments for our megawatt sites and expect to provide exciting updates in this area in the near future. In closing, we believe Duos is at a pivotal inflection point. We are transitioning to a higher growth, higher-margin business model, building strong visibility through contracted opportunities and pipeline, and positioning the company to deliver meaningful revenue and EBITDA growth as we move through 2026. Now I would like to turn it over to our CFO, Leah Brown, who will go over our financials for the first quarter of 2026. Leah?

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Leah Brown

Thank you, Doug. This has been an encouraging and productive start to 2026 for Duos. The first quarter included several landmark announcements, strategic financing, strong backlog growth, strategic investment, and meaningful progress toward building a stronger, more scalable company. I will now walk through our first quarter 2026 financial performance and highlight key operational drivers that shaped our results. For Q1 2026, total consolidated revenue was approximately 2.7 million compared to 4.9 million in the first quarter of 2025. Total revenue for Q1 2026 represents an aggregate of approximately 44,000 of technology systems revenue, 562,000 of Technology Solutions revenue, approximately 532,000 in services and consulting revenue, 1.5 million from related party services and consulting agreement, and approximately 30,000 of hosting revenue. The decrease in total revenues was primarily driven by the planned down draw from the Duos Energy and New APR asset management agreement, the AMA, that Doug mentioned previously.

The company delivered materially stronger gross margin in Q1 2026, generating 1.6 million in gross profit, achieving approximately 59% margin, a significant year-over-year improvement. This was driven by a reduction of cost of goods sold, largely reflecting the impact of the transition of the AMA, the associated decline in related costs. The company also recognized approximately 900,000 of revenue during the first quarter of 2026 and 2025 related to its 5% nonvoting equity interest in the ultimate parent of New APR. As this revenue has no associated cost of revenue, it contributed at a 100% gross margin. The company reported net loss of approximately 3.5 million for Q1 2026 compared to a net loss of 2.1 million for Q1 2025. The year-over-year increase was primarily driven by lower revenues resulting from reduced scope of services Duos Energy provided under the AMA with New APR as well as higher operating expenses. As we discussed on previous earnings calls, achieving positive adjusted EBITDA in Q3 and Q4 last year were important milestones for the company, reflecting the early benefits of revenue scale and margin improvement. In Q1 2026, adjusted EBITDA was negative 1.5 million. We did not report adjusted EBITDA in the prior year period, but on a comparable basis, this reflects the impact of the items discussed earlier. While we did not achieve positive adjusted EBITDA in the quarter, we expect improved profitability as revenue ramps in the coming quarters.

Let's shift to the balance sheet. The company ended Q1 2026 with 33 million in cash and cash equivalents. Our cash increased significantly compared to December 31, 2025, as a result of our 65 million capital raise in March, which strengthened liquidity and enhanced our ability to support operations and fully fund our planned investments as part of our agreement with Hydra Host. As of March 31, 2026, Hydra Host has secured a customer for the company, and this customer provided a deposit of 15 million to the company in May 2026 with an additional 3 million currently pending. Now I'd like to turn to our 2026 outlook. At the end of the first quarter, the company's bookings represented approximately 43.5 million in revenue, of which all is expected to be recognized during the year, included contracted backlog and near-term anticipated awards. In addition, approximately 1.1 million of the contracted Technology Solutions deferred revenue recorded in 2025 will be recorded as revenue in 2026, further supporting the company's performance. Based on these committed contracts and near-term pending orders that are already performing our scheduled to be executed throughout the course of 2026, the company is reconfirming its expectation for the total revenue in 2026 to exceed 50 million.

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Let me briefly walk through how we bridge from approximately 2.7 million of Q1 revenue to our 50 million full year target, which we know is a key focus for our investors. The primary driver is our GPU-as-a-Service business, which we expect to contribute approximately 26 million, largely recognized in the second half of the year as the project comes online and utilization ramps up. In addition, we expect to generate approximately 26 million from our Technology Solutions backlog, which provides a solid base of committed revenue. This includes 2.9 million currently recorded as deferred revenue that will be recognized in the second half of the year. We also remain on track to recognize 15 million of bookings as revenue in 2026 supported by an additional 25 million in backlog. We also anticipate the balance of guidance to be recognized due to incremental contributions from colocation and infrastructure services, driven by customer expansions, new hosting deployments, and continued capacity build-out, along with new customer wins we are actively pursuing. Together, these visible drivers give us confidence in reaching our full year target. To reiterate, due to the timing of revenue recognition, a significant portion of revenue is expected to be recognized in the second half of the year, during which time we also expect to return to positive adjusted EBITDA. Doug, I'll now turn it back to you for final comments.

Doug Recker

Thank you, Leah. Our first quarter of 2026 reflects continued momentum as we execute on our AI infrastructure strategy and expand our edge data center footprint. The industry recognition we've received this year underscores the strength of our positioning and validates the path we're on. We believe our strategy is aligned with several powerful industry trends including the rapid growth of AI-driven workloads, increasing demand for high-density and energy-efficient infrastructure, the shift towards secondary markets with available power, and a broader move toward modular, faster deployed data center solutions. At the same time, evolving power, cooling, sustainability requirements are all reshaping the competitive landscape, further reinforcing the importance of the scalable, cost-efficient, and speed-to-market solution. We are entering the remainder of 2026 with a focus, discipline, and a growing pipeline of opportunities, and we believe we are well positioned to deliver capture the market opportunity. And with that, I will open up to questions, everyone. Thank you. Operator?

Operator

Thank you. We’ll now be conducting a question-and-answer session. If you’d like to be placed in the question queue, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing star one. Once again, that’s star one to be placed in the question queue. Our first question today is coming from Rafay Khalid from Ascendiant Capital Markets. Your line is now live.

Rafay Khalid

Hi. This is Rafay for Edward Woo. With your progress in the U.S. data center market, do you have any plans to expand internationally?

Doug Recker

Right now -- good question because we are getting a lot of inquiries internationally, especially South America. I was actually in London last week. A lot of interest. But right now, our primary focus is to keep proving the model out here in the U.S. and probably stick with doing our 25 megawatts this year and our 50 next year in the U.S.

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Rafay Khalid

Great. And one more question. With such strong demand in the U.S., have you seen new competitors enter the market or any change in the competitive landscape?

Doug Recker

Actually, there has been some movement. Obviously, Armada is in the business, but there -- it's a different approach. They're more privatized with Microsoft, but you're starting to see the need for inference. You're starting to see the need to compute more locally, and the power, obviously, is an issue. So, you're starting to see a lot of movement going the modular way and going after that 5 to 10-megawatt range, so you can deploy quicker.

Rafay Khalid

Great. Thank you.

Operator

Thank you. Next question is coming from Scott Buck from Titan Partners. Your line is now live.

Scott Buck

Hi. Good morning, guys. I appreciate the time. Doug, on the Hydra Host GPU-as-a-Service agreement, can you provide the status of what hardware deployment and site readiness look like? Trying to understand whether we start to see some revenue in the third quarter versus even later in the year.

Doug Recker

Yes, absolutely. So, as of Thursday of last week, Supermicro and NVIDIA have received everything. They're doing the rack and stack at Supermicro, so the cabinets will be fully utilized and shipped on site. So, actually, that brings us about a three-week -- it takes about three weeks off of our lead time. So, fingers crossed. We're looking at that -- for it to start building instead of August, July 1st. So, everything is pointing in that direction, so we should be a month ahead of schedule.

Scott Buck

That’s great --

Doug Recker

That would be a 4.4 million in revenue starting. Sorry. Go ahead.

Scott Buck

Great. Great. Could we potentially see this partnership expand to other locations?

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Doug Recker

The Hydra Host partnership?

Scott Buck

Yes.

Doug Recker

Yes. Yes. What we see with the Hydra Host partnership going forward is, obviously, on this first model, we deploy GPU-as-a-Service, right? We actually bought the GPU. That's not our model going forward, but they do have tons of customers -- actually, over 12 customers that are interested in 5 or 10 meg that other folks have bought the GPU that they need to deploy. So, our partnership with Hydra Host will keep growing, and it will grow on the colocation side.

Scott Buck

Great. I appreciate that. And then last one for me. You scaled up some costs during the quarter. Do we expect that to continue through the remainder of '26, or does the current kind of underlying cost infrastructure support the anticipated growth through the end of the year?

Doug Recker

The cost of our infrastructure -- are you referring to like our 6.5 million per meg --

Scott Buck

No -- sorry, Doug. You took up some sales and marketing cost I think in the quarter, and I think maybe a little bit of G&A. So, I'm just curious whether you need to continue to add to OpEx to support the top line.

Doug Recker

Yeah. So, let me talk about that real quick. So, obviously, all the investors on the call today realize that we are moving the rail business out. So, the challenge has been separating the two. A lot of folks look at us as a rail business and then they dig in and they see what we're doing and then they're extremely excited and happy. So, what we're doing is we put a lot of capital in the very beginning of the year, and we will do that going into the second quarter to really distance and separate the two businesses. So, there's been a lot of marketing expense for that. And obviously, Gateway, we've hired who is doing an excellent job for us, and we can already see the calls coming in correctly and the investors having the right pitch and having the right expectation of what we're doing. So, it will fall off around July, August time frame because we're making great progress. So, I think we'll slim that down, but that definitely was a need that we had to do.

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Scott Buck

Great. Well, I appreciate the added color. This is very helpful.

Doug Recker

Thank you.

Operator

Thank you. As a reminder, that’s star one to be placed in the question queue. Our next question is coming from Allen Klee from Maxim Group. Your line is now live.

Allen Klee

Yes. Hi. How do you think about the CapEx -- your CapEx spend over the next 12 months?

Doug Recker

Yeah. So, the CapEx spend over the next 12 months, we're looking at deploying our first -- another five mega site, and roughly we're at 6 million to 6.5 million. So, roughly 30 million is what we're anticipating in the next two quarters to deploy to meet our goal, and then we'll probably deploy another 30 million towards the end of the year to stay on track. We will obviously procure more product for next year to make sure we hit our number for next year. But we are on track. We're well funded to hit our number of the 25 megawatt this year, and we can do that with the funding that we have.

Allen Klee

Yeah, that's clearly a competitive advantage. And then strategically, it looks like your contract that comes on later this year, it's a three-year contract. How do you think about what you do with the GPUs after that contract is over? Or do you think there's an option that they could get renewed?

Doug Recker

Yes. There's two options there that we're actually looking at. So, one, the market is saying, right -- and it can change, but the market is saying that those GPUs are going to be worth 50 million to 58 million in that range after the contract is finished. So, we have two options. One, we can turn around and sell those GPUs and go back to a straight colo play and then we're out of the GPU business, or we can actually go back to that customer -- which is common from what we understand. We go back to that customer, and we're not getting 100% of the revenue that we did on the first term but probably anywhere from 40% to 60% of that normal revenue. So, we'll look at both applications. It just depends. If we want the capital to expand, we'll probably sell those GPUs. So, we can use that capital to put back into infrastructure.

Allen Klee

That's helpful. And you did mention you also have colo opportunities. And with the Hydra partnership, it started out with you buying the GPUs, but going forward, you could be getting customers that already have GPUs to deploy. In those type of situations, what would your responsibilities be?

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Doug Recker

Sure. We actually -- so, when we build a five-megawatt site, a modular five-megawatt site, say, in Iowa, our responsibility is to bring power, cooling, and connectivity. So, we are basically a colo just like a QTS or an Equinix, anybody -- the big brick-and-mortars, we're just very small, and we provide all the services. They bring their own gear. They bring rack and stack. They bring the infrastructure as far as the compute. We provide the infrastructure as far as the power, cooling, and the reliability of the five nines [sp], the backup power, the generators. That's our core business.

Allen Klee

Okay. And then, for those opportunities, do you view them as -- and then I guess you would sign on to longer-term leases with potential customers? Is that the way to think of it?

Doug Recker

Correct. Those are typically 5- to 10-year terms. So, obviously, we like those terms a lot better.

Allen Klee

Okay. Great. No, this is impressive what you're doing. Maybe one other question. Just s-- since I'm a little newer to the story, but for Hydra, could you go through a little bit of what Hydra Host is bringing to the table what your expertise is? Thank you.

Doug Recker

Sure. Yes, absolutely. So, Hydra Host is basically a GPU-as-a-Service company. They do not own the GPU. Their specialty is selling and supporting the GPU. So, basically, they have the, let's say, the hyperscalers as a customer. They basically go to companies like myself or investors or data center operators that want that GPU revenue. So, they'll go and buy the GPU. So, the customer owns the GPU. Hydra Host just manages the GPU, the install. They manage the sales. So, basically, they bring you revenue and they support the GPU. You own the -- you take the hit on buying all the GPU, but in return, you get the revenue, and it's a revenue share. They get a small portion of the revenue. So, it's for people that aren't in the GPU business that want to be in the GPU revenue business, basically.

Allen Klee

Makes sense. And then in terms of what you said your responsibilities are with colo with power and interconnect and all that, explain also like who you're partnered with to do those things and what their background is.

Doug Recker

Sure. So, basically, our equipment is back -- obviously, it's Schneider Electric. We use a lot of Schneider Electric equipment. We use Vertiv. And then in-house -- our team in-house, we have roughly 22 folks that what we do is we monitor with our NOCs. We have two NOCs. We have one in Jacksonville and one in Amarillo, Texas. Those NOCs monitor the pods 24 hours a day. So, that's break fix. That's AC unit goes down. We dispatch within two hours. Everything that's built with our pods is just like a Tier 3 data center. It's what's called N+1. So, everything has a redundancy factor to it, so you have time to fix it. So, if something does go down, it's not hurting the business. It's -- you're still delivering the five nines. You have time to fix it. That's why we have dual generators. Everything you see is what we call an A and a B feed, and we maintain all that. Now, we do sub it out, obviously, to contractors that are in those markets, but we control the dispatch. We control the contracts. We control all the servicing.

Allen Klee

Right. And as you go forward and are looking at colo opportunities or building out, how are you -- this is my list. How are you strategically thinking about like finding power opportunities?

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Doug Recker

So, when we look for power, we're a different breed, right? So, we're not going into a community looking at 100 megawatt. We're going to where power is what we call stranded. So, when they build a substation in, say, a city in Iowa, right, that they build a substation, they build it to 20 megawatt because I know that community is going to grow, there is actually extra power there. Our team goes out and finds where there's 5 to 10 meg stranded power and then we go contract it and move quickly. A lot of times on our two sites that we have, basically, they were old bit mining sites. So, the power is actually there. They thought they would use a lot of power. They never did. So, there's 10 meg available at the site. What we do is we do a lease with the actual landowner, and we'll take that over for 20 years. And the landowner makes money on the power, as well, so it's to their benefit to bring somebody like us who actually is going to use the 5 megawatt to 10 megawatt than a bit miner who goes up and down. One month, it's a meg. Two months, it's -- it’s not consistent load. They want to make money off of power, so they like our model.

Allen Klee

Thank you so much. I appreciate it.

Doug Recker

Yes, sir.

Operator

Thank you. Next question today is coming from Justin Taffer from Shay Capital. Your line is now live.

Justin Taffer

Hi, Doug. So, a question for you -- the 10 megawatts on the colocation business. So, the 10 you've signed, you've guided to 25 this year, so you'll do another 15. And then next year, I think you said 40. Maybe can you just talk about the demand out there? What type of customers want this? Do the same customers that would want, like you mentioned before, the 100-megawatt sites, why would they want something like a 5 or 10 megawatt from you? Maybe you could just help us to sort of bridge the gap in demand there.

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Doug Recker

Absolutely. Great question. Thanks, Justin. So -- yeah, so, what we're looking at in markets right now -- let's back up. So, when we deployed the first one with Hydra Host, we were starting to get tons of calls for 5 to 10 meg. I've been in this business 30 years. I'm thinking why all of a sudden somebody want 5 or 10 meg when everybody else was looking at gigawatt and 100 meg? It's just -- it's crazy the power they need. So, what's going on is that the 5 to 10 to even 20 meg sector is going to be the hot new sector. That is for training or for inference models. So, what's happening is they need to deploy their GPU, and they need to deploy it quickly. Everybody knows that people are sitting on GPU. They've bought them. They've invested. Now they need to burn them. So, to actually get 5 to 10 meg up quickly, we can do that under 6 months. You can't do that in the other models that people are deploying. So, the Microsofts, the Googles of the world, all of them, they're all getting an inference, and they know they need to capture these pockets to do their inferencing. So, the 5 to 10 meg range -- I can tell you right now, I look on my wall right here, I have 21 neoclouds. If I had 5 or 10 meg, they would take it. So, the need is there. They're trying to build their networks out now for inferencing. It's finally there. People have talked about it for a while. Now they're doing it. You can see press releases from Google, how they're looking at doing 20 sites right now, the same thing. So, it's time, and they can deploy quicker, and obviously, speed is of the essence right now.

Justin Taffer

Got it. Great. And then just a follow-up for me, just on the balance sheet. So, the 33 million in cash, I think Leah mentioned the 15 million you received prepayment with another 3 million on the way. So, if we -- that was in May, so then that's additional cash to the 33 million you filed as of March 31st?

Doug Recker

Correct.

Justin Taffer

Great. And then just one also, too. So, a question -- so, there's -- on the FTC website over the weekend, there's a filing that Elon Musk purchased APR Energy. One, just can you confirm, is that the APR Energy you have the 5% stake in? And if there's any details you can provide us there, that would be great. Thanks.

Doug Recker

Yes. I'm not at liberty to say that today, but it is the same, obviously, the same company. But I can't discuss that today. Hopefully, we'll have some news from them shortly.

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Justin Taffer

Got it. Thanks.

Operator

Thank you. Next question is coming from Nico Sacchetti from RBC. Your line is now live.

Nico Sacchetti

Hey, Doug. Can you hear me this time?

Doug Recker

Yes, sir. How are you?

Nico Sacchetti

I’m doing well. Yeah, that last question was my first question. I read about -- there's no details released, but it looks like that will capitalize for you. Whatever the details are, if this goes through your 5% of whatever the number is, is going to come into Duos, correct?

Doug Recker

Yes, sir.

Nico Sacchetti

Like if the sale takes place. Is that going to be taxed? Is the number that we just do 5% of whatever the number is, the number that's going to show up on your balance sheet? Do you have any idea? Do you have any carry forward? Like what will that look like?

Leah Brown

So, just looking at the funds that we would receive, the agreement has a waterfall effect, so it's not a straight calculation just doing a 5% on the transaction.

Nico Sacchetti

Okay. Yeah. Sure. I just meant is it from a tax standpoint -- not what is the number, but let's just say he buys it for 100 million. I understand we don't know exactly what the 5% is, but the 5%, is it going to be taxed as like a long-term capital gain where you're going to net out an amount of it? That's my question is just to speculate on the number. Obviously, we don't know. I'm saying if it goes through, what would the tax look like? Would you -- would it be a gross or a net number? That's what I'm asking.

Leah Brown

So, I would say at a high level, we do understand that that is a capital gain, but we don't want to divulge any definite calculation around that transaction at this time.

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Doug Recker

But I think I can answer your question a little bit better, Nico. With this movement of the rail business that we're doing, I think we'll have a substantial amount of NOL. So, I think we'll be in good shape, but we'll report to you as soon as we know.

Nico Sacchetti

Sorry. A substantial amount of what? I just didn't catch that.

Doug Recker

With the movement of the rail.

Nico Sacchetti

You said a substantial amount of what?

Doug Recker

Well, NOLs. I mean -- we've lost a lot of money in that division so. We’ll --

Nico Sacchetti

I mean, behind the scenes, I'm sure you're excited, right, because this is getting the company into the actual company that you want moving forward, correct? Like focused on what you want to be doing on the data center.

Doug Recker

That's exactly correct. And if you look at our business, obviously, I came into this role and I brought this product to this business for our shareholders. It's the best thing going in the market right now. We just need to separate and focus. Like prime example, we -- it has -- everybody knows this on the call. It's been a challenge, right? So, we burned through $900,000 on that division. We need to exercise that, and we're doing that here, and I would like to commit to you I'll have that done as soon as possible. We're almost at the finish line with that, so we're excited about that. We're excited about a bunch of stuff this week. So, we're extremely excited about where the company is going. And this just -- things like this just -- another quiver -- another arrow in our quiver. This is good stuff.

Nico Sacchetti

That rolls into my next question. Usually, you're really fired up on these calls, and it seems like it's a little more dampened this call, and that's with the 2.7 million of revenue for the quarter. Obviously, that's not what I think anybody is looking to own the company for is a number like that. So, I'm curious, do you think that this is -- like understanding this pivot is happening, the work that you're doing is maybe you're booking it now, but the revenue isn't recognized yet. Is this like the pivot quarter or quarters? Like is this something that we should expect or should have expected? Or was something that you were expecting where you've booked all of this. You've got this -- the tech solutions backlog. We just aren't recognizing it in this quarter. So, we shouldn't look at 2 million as like, wow, what a flop of a quarter. You are doing work that's going to get paid in the next couple of quarters and moving forward where, if anything, this number is it immaterial, or is it worth like questioning this quarter is my question?

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Doug Recker

Yeah. Prime example. If I could have shipped all that stuff -- because that business, you have to ship it, right, to recognize the revenue. I could have booked $14 million this quarter, right? So, -- but I made it clear on the last earnings call that we're going to see this revenue start kicking end of second, third, and fourth. So -- and that's always been our model. Our model right now, obviously, is keep going, keep doing what we're doing, get these other sites up because once I'd like that Iowa site, that's another five megawatts at 2 million a megawatt, right? So, then you really start seeing this kick. What we're doing is exactly what I wanted the team to do is build these, deploy them, keep focused, stay -- keep your head down. The infrastructure division keep running. I apologize if I'm not excited, but we are working 24/7, and it is good stuff. I'm sorry, I did that, but we are extremely --

Nico Sacchetti

I just -- that with the 2 million. I just want to ask the question. You mentioned Iowa. Where in Iowa is that work happening?

Doug Recker

The name of it is called -- I always say it wrong, Muscatine [sp], Iowa. I'll put it out there. We have a press release coming here in the next day or two. It's right outside of Illinois. So, I still get that low latency down to Surmac, which is important. And our hyperscale customer wants that location, and they want the one in Texas, as well. The one in Texas is right outside of Amarillo. So, we're partnering now with somebody that is going to be a great partner of ours moving forward. They're already a partner so.

Nico Sacchetti

It's not a major metro area in Iowa I take it.

Doug Recker

No, no. But yeah, but you're only 20 miles out of a major market area. And that's where the power was stranded. That's where -- the power is there. I literally -- if I had 10 megawatt worth of infrastructure like coming off the line, I could like 10 megawatts there today. It's there. It’s [inaudible] down. It's beautiful.

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Nico Sacchetti

Okay. Okay. I think I have two more questions. So, just around this whole backlog -- like revenue, the fact that you do the work now, but it's not showing up. And then I saw some backlog things. Even earlier in the Q&A, you were talking about deploying 30 megs. There's a lot of like language barrier for like are we deploying something? What does that translate into revenue? So, just to try to -- for the sake of getting things like understandable -- and even like in the release, it said after the quarter, you received a $15 million prepayment from a customer. So, like I'm just trying to make sense of the different wording and what numbers are what. I am hopeful -- like the backlog numbers look like they were broken down into booked backlog. Data center was 43.5 million. Tech solutions looked like it was 14 million. Are those numbers right -- that sounds right?

Doug Recker

Yes, absolutely.

Nico Sacchetti

So, that just means that the 43.5 and the 14 are booked business for what type of time frame? Or is there a time frame or --

Doug Recker

This year. Yeah.

Nico Sacchetti

This year. Okay. Is that something that you will start to report moving forward as like a broken down like backlog? Those -- it would be very helpful if you did. So, if you would, this really helps clear up the story. So, then the 43.5 million in backlog, is that inclusive of the $15 million prepayment?

Leah Brown

So, the 15 million prepayment, which there's going to be an additional 3 million that is pending right now, we will recognize that over the life of the contract. So, the three-year customer contract. You won't see 18 million being booked immediately. That will be over the life of the customer contract.

Nico Sacchetti

So, my question is, the $15 million prepayment that you highlighted in the release, is that like cash flow coming in? And is that included in -- so, is that different than your reported booked backlog?

Leah Brown

That is included in our reported backlog, but that will not be recognized until -- for the life of the contract, which is three years.

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Nico Sacchetti

So -- yeah. You got what I'm saying, right, is just to try to make sense and get the clearest picture. And you highlighted the $15 million prepayment in the call, and then I'm just not sure where that fits in with some of the other numbers. And then the guide is -- like Doug is on the megawatts. And so, there's a megawatt guide, and then there's also a revenue guide. And so, I just want to make sure that we're always talking about the same things, and it's not -- we're not talking about megawatts booked and built versus revenue because that -- I feel like that pendulum kind of swings back and forth with the conversation. So, obviously, for the sake of getting everyone on the same page to get your stock to be valued with all of these good things that you're doing to try to get the picture as clear as possible, and it sounds like we're on the cusp of maybe this railcar and this gas-powered turbine business being removed. And I think that will only help clean up the situation so.

Doug Recker

Absolutely. Absolutely.

Nico Sacchetti

Okay. Last one is just around like the actual units. So, you mentioned competition, more competition. You mentioned Armada on this call. You mentioned there's a lot of like interest in this 5 to 10-megawatt range, and that to me is semi-new information just from the standpoint of you guys are the only ones really doing it. The clean room is this huge competitive advantage. So, I just want to clear up like -- I watch a video of them with a semi mobile data center, and someone is lowering one onto a Navy ship. Like is that a PR [sp] thing? Is it real?

Doug Recker

Yes. Nico, it's real -- it's a totally different application that we're doing. So, they're really -- when I say there's people going in the market, I was just talking more modular, right? So, they're not going to deploy three meg, four meg, five meg. They're not doing that. And they're not for multi-customer, right? They're just for one privatized customer. Do a lot for the government. So, I would just use that as an example. But you see a lot now if you go out in the industry, and if you're in it like us, you'll see a lot of 3D renderings. You'll see a lot of people saying, look, we're doing inference. We're doing this. No one's actually done it, and that's why the two main hyperscalers that came to our facility, they toured last week Corpus Christi, and they went down there to physically see it. Now, that pod is not the high-density pod. They wanted to see physical work done, and they wanted to see how we do -- how we build the quality of work, and they both signed off on it. So, that's how we're winning the market is we've done this -- I've done this 9 years, 10 years now. I've put over 30 of them on the ground in my career. You can go look at the first one. You can look at the one we just put down three weeks ago. So, we do know what we're doing. And it's not rocket science, but we've got it down, right? We've got it down.

Nico Sacchetti

So, what you -- your comment was more of a positive that there's a lot more interest in this modular type of idea rather than there's a lot more like competition coming?

Doug Recker

Yeah. I'm positive. The reason why I'm positive, Nico, is because of this. One, it brings hype to the industry, right? Everybody is starting to look at it. People are starting to make moves. The second is I'll go up against any of them every day, and if you're part of my sales organization, I have one trick. Here's my trick. When we go to sell somebody, like this is how we won our first hyper, I said, look, I'll pay for you to go see their pod. I'll fly you there. We'll take a tour together, and then we'll go see mine. And if there is no pod to see, you have to sign with me, and I haven't lost yet.

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Nico Sacchetti

This is what I meant by the fired up. This is what I'm talking.

Doug Recker

Oh, sorry.

Nico Sacchetti

You know what I mean? Like I'll go up against anybody tells me that you're confident in your unit. And so, what I meant by who's real is like what you just said, like there's a lot of prototypes, but who can actually make -- who can manufacture this at scale? Like is it you and Armada? Is that really the only ones for this place where you would compete? And then what -- is there any difference between you and Armada? Is it the clean room? Is that enough to protect you if this -- if there's not really barriers to making a rectangular box like and there's all this interest, is that clean room enough to protect you?

Doug Recker

Yeah, clean room is enough to protect, but they're using more of a shipping container. And I started my career with those 10 years ago. You can't do high density in there. So, these are -- what they're doing is one customer one to two cabinets. My customers, nobody wants that. It's really for -- let's just say Johnson & Johnson or a hospital or a manufacturing plant, they just need a small one for their own privatized compute and AI. That's what they do. So, they're in a different market, but they are deploying modular. That's it. So, we're not even apples-to-apples. I just wanted to mention that there's somebody doing modular. A lot of people see, oh, somebody else is doing it. It's not the same thing at all, and it's more privatized. But it does give hype out there, right? And I like that.

Nico Sacchetti

No, you're right. If you Google, the stuff is everywhere. So, so you mentioned that you've done 30 of these. You also mentioned being able to sell these GPUs at the end of the contract if needed. And I'm pretty sure somewhere over in the last year and a half of talking to you, you mentioned that the first data center you ever built one of these is still packed with that older technology. It's still fully leased out. Do you really think that you would ever sell the GPUs? I mean, unless something goofy happened with AI, I mean -- someone would want that based on the comment about your first one build 20 years ago, whatever it was.

Doug Recker

Absolutely, somebody going to want. So, in full disclosure, there's people want -- they're trying to buy our Hydra Host contract right now.

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Nico Sacchetti

Oh, really?

Doug Recker

Oh, yeah. You kidding me? We get calls -- I'm telling you right now, gentlemen, if I had enough capital to deploy 10 meg sites, they would be full. I would put them up for auction on a Tuesday, and they would all be gone by Thursday.

Nico Sacchetti

Well, that's got to be -- there's got to be someone that's hearing that and understanding that a 10-megawatt unit produces revenue that would be worth putting up, what, three years' worth of that capital to borrow it to or however that structured. Anyway, you don't need to answer that. That's more of a thought. Yeah. Go ahead if you want to.

Doug Recker

Remember our strategy. Our strategy was to do this and to show that we can do this, number one, and we can house GPU, and we can deploy quickly. And whose eyes did we want to get on this? We want to get the NVIDIA, Supermicro, those folks because, to be honest with you, I'm not going out for any -- I don't want to go out for any more equity. I don't. If I can't have somebody backstop me like an NVIDIA or a Dell or somebody like that -- which they see the need, number one. They're seeing it now, and you're going to start seeing them do this. I want to be first in line because we're the first guys out there holding a flag saying, look, come look at our stuff. It's real. We're doing it. You can talk to our customer. We have $144 million of GPU. So, we're in.

Nico Sacchetti

Well, if anything -- if I look at you and think why would you be talking to NVIDIA, is it -- would it be correct to say you would help NVIDIA because they have this backlog of GPUs that their customers have bought but can't take delivery of because they have nowhere to put them, and you can do these things in 120 days where these things are being pushed back on being built in these rural areas, the big data centers. If anything, they're incentivized to help you get these things built because it actually releases their own backlog to them to recognize?

Doug Recker

You got it. You've been sneaking in my office reading my playbook. But yeah, that's it. That’s right.

Nico Sacchetti

No. It just logically makes sense. These big data centers are getting pushed back and say, well, you guys can do them quicker anyways. There's advantage to an NVIDIA or someone like that is the reality. Okay. Last question is on power. At some point, with all this stuff being built, we're going to hit the capacity of our electrical grid. I'm sure you know more about this than I do. I'm hoping that you do. What would -- like something has to happen if this really is going to continue at the pace that they're saying it will for a power. And so, I've heard a lot of ideas out there. One of them that's like this holy grail but has a lot of like skepticism is nuclear with like this nuclear SMR whatever they call it that's like a power source. Number one, is that even a reality? Number two, what do you think will happen when we hit the electrical grid capacity? And then number three is like my understanding of these things is like, yeah, it's great energy and efficient and low power, but it's also like a bomb that would be sitting next to your hardware like the most important stuff you want to save. So, even if it works in practice, would people even use it?

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Doug Recker

Yeah. So, here's our secret, right? The SMRs are going to take a long time, right? I don't see a lot of communities allowing a nuclear mini plant coming in. I think that's years out. It would be a good idea if it happens years out. We're not looking that far out. We're looking for today. So, if you noticed and you heard on my earnings call, I talked about an alternative green company, right? Well, you've seen the guys like at Bloom that have done this for Google just basically bought out their production for the next two years. Those are fired on natural gas. They can deploy on our side probably six months, six to seven months. They can bring 10-megawatt up where you're not touching the grid at all, and it's somewhat green. It's good on the environment. It's not bad for the environment. It doesn't use water. It's all natural gas. Those are the type of partnerships and things that we're pushing to go down those paths. And hopefully, you'll hear something soon. But it's -- that's the way to go. I'm telling you right now because it doesn't touch the local community, and you can deploy those, and it takes natural gas.

Nico Sacchetti

Sure. Well, that's your next idea after this clean room is you should patent this building with an electrical windmill on top of the solar panels. And then -- I mean, even the pushback on the nuclear, even if it worked, it's like -- I think it's just -- that's what I was asking is just like public perception where like your boiler and they think, well, that's safe or that boilers blow up all the time. So, anyways. I appreciate --

Doug Recker

I can take that offline. Yeah. I’ll call you --

Nico Sacchetti

Appreciate it, Doug --

Doug Recker

Okay. Thanks, Nico. Thank you so much, sir.

Nico Sacchetti

[Inaudible]

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Operator

Thank you. Our next question is coming from Richard Jackson [sp] from Strategic Assets. Your line is now live.

Richard Jackson

Thank you. That last conversation was extremely helpful. Most of my questions were covered, but I got two more here, one short, one long. You said that when you -- when the client owns the NVIDIA chips, your responsibility is the maintenance, the power, and the connection. I'm assuming that means it's your financial responsibility to connect these new centers with fiber.

Doug Recker

Yes. Yes. So, the fiber carriers come -- so, when we find a site, we make sure that it's rich in fiber around there. Traditionally, long-haul fiber or buy a highway where that's -- where all the fiber runs down, and then the carrier actually brings it in because once the customer says he's there, the carriers come because they use so much bandwidth. It's worth them to build into the infrastructure, and they need multiple paths. So, we actually don't own the fiber. We don't own the connectivity. The carrier does, and they sell directly to the customer. But that's what brings them in. Once you build power and the customer signs, that's when they come in.

Richard Jackson

Okay. So, the fiber is not your responsibility, but you obviously strategically place these places where the cost of the carrier is minimal to the contract, correct?

Doug Recker

Exactly. Exactly correct.

Richard Jackson

Okay. That's helpful. By the way, I was at Corpus Christi when it was announced, so that really helped me crystallize going on here. Bill Radford’s a treasured employee got there. He's awesome.

Doug Recker

Oh, so, you actually went to the site?

Richard Jackson

I did. I did.

Doug Recker

Oh, excellent. Thank you --

Richard Jackson

Trying to understand what the hell you're doing here.

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Doug Recker

So, what were your thoughts? And a lot of our investors don't get the opportunity to go to see the actual pods. What was your impression?

Richard Jackson

The two things that I found most enlightening was, number one, you don't use water. It's a pure air cooling system, but the way Bill structures the stacks is explaining that air can do what it typically can't in other centers because of the way he has the airflow.

Doug Recker

That's right. [Inaudible] containment.

Richard Jackson

But it help me understand how you get away with that and still provide 100% availability. And I understood why the marginal costs are so low. The center pretty much runs itself. You just got to react to problems. Anyway, that was very helpful for me. But I'm having a tough time modeling all this and maybe a phone call offline would be better, but --

Doug Recker

Yes. call me that way we can take our time and go through it, but that would be great. We'd love to have that call.

Richard Jackson

Okay. Great. Let me just throw out three assumptions I got. You tell me if I'm way off on these, all right? So, it costs somewhere between 1 million to 1.4 million to build these 10-megawatt centers, correct?

Doug Recker

No. No. Per megawatt, it's about 6.5 million per megawatt. The 1.4s are for the 300 kW ones just so you’re clear.

Richard Jackson

5 million per megawatt. Okay. And you're trying to lease these out, and it doesn't seem like it's too difficult to do it within a reasonable amount of time. A lease rate that's in the ballpark of 30% to 50% of that construction cost. Is that about right?

Doug Recker

Yeah, it's a little under 2 million per megawatt in revenue.

Richard Jackson

Okay. Okay. So, it's costing you 6.5. You're generating 2. Okay. And that equipment looked pretty sturdy. I mean, how long do you think those things are good for ballpark?

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Doug Recker

They're good -- your generators, everything else is good for 20 years. The only thing that you're going to swap out of your batteries, right, your UPS, those batteries are got an 8- to 10-year life. So, when you swap those out, you're looking at another infusion of probably, let's say, a high side $80,000.

Richard Jackson

Okay. Okay. Now I'm getting excited. Okay. Now, on the revenues that you're posting, are these revenues people paid you to build your centers, or are these monthly lease revenues? Or is it all mixed up, and I should flag over it line by line?

Doug Recker

No, it's what they pay us to lease. Traditionally, there's a onetime install charge that we charge a customer to move them in. But our model -- our revenue comes from reoccurring. So, that's what the customer pays to be in that facility a month. And they pay based on power. So, how much power they use is how much you can base their revenue on.

Richard Jackson

So, the revenue you're targeting at the end of the year, how much that's going to be repeated every year? Half? 80%? I mean, [inaudible] right?

Doug Recker

Yeah. Yeah, go ahead.

Leah Brown

Yeah. The recurring revenue is going to be through the life of the contract. So, for our GPU-as-a-Service, that's a three-year contract, and then most of our colocation contracts are anywhere from five to seven years. So, that's recurring.

Doug Recker

Yeah. So, the only -- the ones that aren't recurring are obviously the infrastructure division side. That's the equipment side where we sell equipment to data center operators like ourselves. And you'll see that --

Richard Jackson

I love that you said you're hoping to not go to equity anymore to finance this. And I understand things happen. But in your mind, when do you think the monthly free cash flow self-finances this growth? Two years out? Four years out?

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Doug Recker

Well, in our business is a very CapEx -- and when you're in the data center business, it's a very CapEx sense business, right? So, it just depends on your model. My model is to keep growing. So, what we're going to do, and that -- this is why we're doing what we're doing. We're going to go after debt financing. We're almost there as a company. After we get another one of these on the ground, we should be able to do that all day long. With our model and the customers we're bringing on, that shouldn't be an issue. So, that's how we're going to fund this business going forward because we're always going to be building facilities because you want to. We're like a REIT, right? We want to have as much assets out there as possible because the value there -- prime example. I build that site in Iowa, and I build 10 meg there, in 4 years, 3 years -- say those contracts are five-year deals. In five years -- say that customer moves out. I've got 10 megawatts available there. Every data center, big brick-and-mortar data center that I've owned and sold over the years, not one of them have gone the other way, and every one of them is at capacity. So, once you own the power and the infrastructure, it's golden.

Richard Jackson

Okay. That's very reassuring. So, I'm walking away from this thinking -- and I would like to take your offer up on just looking at three or four different forecasts.

Doug Recker

That's what we do, sir. You call us any time --

Richard Jackson

Within a year or two, you're generating enough cash flow where you're making a margin of, let's say, at least 15, and you're financing hopefully under 10 with debt. Am I in the ballpark on that?

Doug Recker

Yeah, if we're at 15, we're in the wrong business. But yeah.

Richard Jackson

Okay. Good. I'm glad to hear that. I'm thinking more should be 25% or better, right?

Doug Recker

At 9% we're financing that, but we should be in the 70% range -- the margin.

Richard Jackson

Okay. Great. That’s all very helpful, Doug. And thank you for the offer. I’ll follow up with you.

Doug Recker

Yes, sir. Yeah. We look forward to your call. Thank you, sir.

Operator

Thank you. Our next question is coming from Nathan Frankovitz from Cantor Fitzgerald. Your line is now live.

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Nathan Frankovitz

Hey. Good morning, guys. Thank you for taking my question. I think you touched on this a bit earlier, but if you could just add a bit more color on the success of the high-power 1 to 2.5 EDCs. Can you just talk a bit more about why customers would want these versus what we see a lot of other companies talking about with the mega data centers at 100 megawatts plus? Like what kind of companies would want these and what the end use is for?

Doug Recker

Sure. So, obviously, number one, these big facilities you see are these big, huge training facilities, right, that you're building. These are huge facilities that are out -- way out there, right? So, now with inference, you have to be where the data is, right? These aren't training. These are inference, right? So, they have to compute where the -- what we call the eyeballs are. So, where the data is forming and transmitting, it's got to be close to that. So, that's why you're starting to see the Googles of the world and the Curosos [sp] and everybody else deploying these inference sites. And you have to do that somewhat close to the data. So, that's why you'll see us going into these Tier 3 markets. Prime example, Corpus Christi. Corpus Christi, I can still get 5 milliseconds to Houston. So, Amarillo, the same thing. Waco. Those markets, you can still get that. And in those markets, they need inference, as well. So, the local hospital, the local government, gaming, all that stuff that you're starting to see that the data needs to be where the eyeballs are. And we've seen it for years, but now it's really starting to kick in where the amounts of massive data and compute have to be done localized. And that's why before back in the day, a cabinet was max 10 kW. Well, the type of compute you have now, it's 100 kW a cabinet. You can't put that in a normal data center. So, you have to build for that category.

So, that's why you see all these new builds going up for this new inference. And you're going to see a lot. And I'm keeping my eye close on Google because I would like to get into Google and say, look, we can do this for you. You're doing it anyway. You don't want to be in this game. We do it. We do it well. You just want to be an OpEx model, not a CapEx model. We can do that. They just want to compute. They don't want to have to maintain facilities. So, obviously, it's going to grow and everything -- you guys are one of the best at it. Obviously, you guys know this business better than most, and you see where it's going as far as inference and how you can deploy a lot quicker. So, the neoclouds of the world are -- want to get their GPU out burning, and this is an even faster way for them to do that, as well, if that makes sense.

Nathan Frankovitz

Yes. Thank you. That's helpful and I appreciate that. And then I guess -- I think you already spoke to the revenue per megawatt on colo, but in terms of the economics of scaling, can you just touch again on EBITDA margins based on that CapEx and revenue? EBITDA margin per megawatt?

Doug Recker

Sure.

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Leah Brown

Sure. So, our EBITDA margins for full year is 17%, and adjusted EBITDA is 27% full year consolidated.

Nathan Frankovitz

Great. But then specifically to the colocation business, do you have that broken out?

Leah Brown

Yeah. For a high-powered colocation, our EBITDA margins are about 80%. GPU-as-a-Service is around there, as well.

Nathan Frankovitz

Fantastic. All right. Thank you so much.

Doug Recker

Thank you.

Operator

Thank you. Next question is coming from Caroline Gangi [sp] from Aramas. Your line is now live.

Caroline Gangi

Hi. Thank you. Most of my questions answered. Congratulations on the quarter. So, it sounds just like -- just to kind of sum this up. So, in my head, you're going to be going from 25 to 40 megawatts this year to the next year, and you made the comment that you can sell significantly more systems if you had capital, and you mentioned you would hit the debt market for that. Do you think that you’d be able to find a strategic investor? And then finally, I think part of the confusion with the stock is that the company is kind of misunderstood. It's a lot of moving parts. You're changing business models, divesting certain businesses. When do you think you'll get coverage on the -- for the stock -- equity coverage? Thank you.

Doug Recker

Absolutely. Thank you for the questions. To answer that last question quickly, I think soon because what's going on now is people are actually starting to see our deployments. They're starting to see the revenue come in. And obviously, once this Hydra Host deal hits, hopefully in the next 30, 40 business days, that will really drive. We have talked to a bunch of analysts that we're in the middle of with right now that have come in and they've done a deep dive. Now they understand -- even the analysts didn't understand what we do, and they're helping us get the story out. So, I would predict, hopefully, we see something in the next 30 days. And there's going to be some other drivers that are coming up that are going to push them to come see us. So, I'm looking forward to that, as well.

Caroline Gangi

Okay. Got it. And then my other question about a strategic investor. Is that something that's possible instead of having to raise money?

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Doug Recker

Absolutely. So, that's why we're -- I want to say we're still in our proof-of-concept model, but we're really not, right? We're executing now. So, now is the time, and this has been my job to get in front of the NVIDIAs of the world that could backstop us on something like this because they like what we're doing. They see that inference obviously is the way to go. They want to sell their GPU. They also have a lot of GPU customers that are sitting on. They want to move those so they can buy more. So, that would be one of my strategic partners, but also these folks that back the big data centers, right, Blackstone and all the big guys DigitalBridge, they all have stakes in these big data centers, right, Vantage and DataBank. Well, what's going to happen with those data centers? They're going to look at us as a hub and spoke. They obviously are doing training modules, but they are going to want those inference modules out there. So, when I say hub and spoke, you've got the main data centers in Dallas, but you don't have anything in Corpus Christi. You don't have anything in Waco, in these suburbs, in these outer smaller Tier 3 markets, Tier 2 markets. So, you put these out there and they're going to buy them because now they have their hub-and-spoke model where they can sell their services there. And that customer -- 90% of the time, that customer is in that pod is in their core data center. So, I see -- just like my first company, EdgePresence, we did this before, and DataBank funded us. DataBank funded us 35 million to prove that concept out. Unfortunately, we were bought before we could prove that out. But that's where I see this partnership coming, and it makes complete sense and it's -- it would make complete sense to do it that way.

Caroline Gangi

Great. Thank you. I'm looking forward to that coverage just so I can understand it better and so can the Street. Thank you again.

Doug Recker

Me too, trust me. There's only so many calls I can do a day, and I still got to sell. Thank you for your question.

Caroline Gangi

Yeah. More important to get out there and sell. Thank you.

Doug Recker

Thank you.

Operator

Thank you. We’ve reached the end of our question-and-answer session. I'd like to turn the floor back over to Mr. Recker for any further or closing comments.

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Doug Recker

Well, I want to thank everybody, and hopefully, you got a good vision of where we're going. And we are running 150%, and I think you should be proud of us. We'll keep going, and we're excited to see some good announcements this week, as well. So, I look forward to talking to each one of you. Please call me any time with questions. I'm here all the time. Thank you so much for your support. We look forward to talking to you soon. Thank you so much.

Operator

Thank you. Before we conclude today's call, I'd like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties and risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described as Duos' filings with the SEC. Thank you for joining us today for Duos Technologies Group's First Quarter 2026 Earnings Call. You may now disconnect.

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